Exhibit 10.3

BANK CARD SERVICE AGREEMENT

Between Delta Card Services, Inc.

and Woodforest National Bank

This Bank Card Service Agreement (“Agreement”) is entered into this 1st day of January, 1996, by and between Woodforest National Bank (“Bank”) and Delta Card Services, Inc. (“DCS”).

WHEREAS, Bank is engaged in providing retail merchants MasterCard and VISA processing services, and

WHEREAS, DCS is engaged in the business of providing various services required by licensees of VISA and/or MasterCard, and

WHEREAS, Bank desires to secure the business services of DCS for the purpose of serving retail merchant customers of Bank and DCS desires to provide to Bank services on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the provisions and covenants contained herein, the parties agree as follows.

1. Term. The initial term of this Agreement will be for twelve (12) years (“Initial Term”). This Agreement shall automatically renew for an additional two (2) year period (“Renewal Period”) unless canceled by either party by written notice to the other party at least one hundred eighty (180) days prior to the expiration of the Initial Term. Thereafter, this Agreement shall continue to automatically renew for additional Renewal Periods of two (2) years each until canceled by either party by written notice to the other party at least one hundred eighty days (180) days prior to expiration of the current Renewal Period.

2. Services. During the term of this Agreement, Bank shall procure exclusively from DCS, and DCS shall provide or arrange to have provided, the services described in Attachment A of this document, and incorporated herein by reference. Additionally, DCS shall procure exclusively from the Bank, and the Bank shall provide, bank settlement services with respect to the merchant accounts which are jointly owned by DCS and the Bank. DCS shall keep itself apprised of, and provide its services in accordance with, all applicable laws, statutes, rules, regulations, by-laws and operating regulations of the U.S. government, applicable state governments, VISA, U.S.A. and MasterCard International. DCS shall provide its services to Bank in accordance with industry standards.

3. Accounts Generated by DCS. During the term of this Agreement, the Bank shall have a right of first refusal to the greater of (a) 200 merchant accounts, or (b) 90% of all merchant accounts, of less than $20,000 in monthly volume which are generated by DCS during the term of this Agreement in its capacity as Independent Sales Organization (ISO). The Bank and DCS agree that accounts generated by DCS, as ISO, under contract with Bridgeview Bank & Trust and Voxcom are excluded from the foregoing calculation. DCS agrees not to take an ownership interest in the accounts generated by Bridgeview Bank & Trust without the Bank’s prior written consent.

4. Compensation. With respect to the first $5,000,000 in monthly volume, the Bank and DCS will shares equally in any and all discount, transaction, service, statement, club, chargeback and other fees that may be generated from time to time by the merchant business (all of which are referred to collectively as the “Transaction Fees”) after the following deductions (all of which are referred to collectively as the “Deductions”):

(i)	Actual operating losses;

(ii)	Accruals for MasterCard and Visa Assessments;

(iii)	Agreed upon third party expenses, including but not limited to billings from First Data Resources, forms printing (applications, notices, etc.), merchant supplies not billed to the merchant, and Verifone costs; and

(iv)	ISO/MSP payments such as residuals.

Bank will be entitled to 30% and DCS will be entitled to 70% of the Transaction Fees generated on all monthly volume over $5,000,000 and up to $10,000,000, after giving effect to the Deductions, which shall be allocated 30% to the Bank and 70% to DCS. Bank will be entitled to 40% and DCS will be entitled to 60% of the Transaction Fees generated on all monthly volume over $10,000,000, after giving effect to the Deductions, which shall be allocated 40% to the Bank and 60% to DCS. The Bank shall be entitled to 40% and DCS will be entitled to 60% of the application fees generated by the merchant business.

A reconcilement of the compensation due Bank and DCS under this Agreement, containing, at a minimum, the information set forth at Attachment B and computed in accordance with the illustration set forth at Attachment B, will be made each month by DCS, and sent to Bank and Bank agrees to pay said amount due DCS upon receipt but in no event later than ten (10) days from receipt. Any amounts not paid by the aforesaid ten (10) day period shall be deemed to be late payments and shall accrue interest at the highest rate allowable by Texas law.

5. Ownership of Accounts. Except as provided in Paragraph 8 of this Agreement, DCS owns 60% and the Bank owns 40% of the merchant accounts processed under this Agreement. Specific account ownership shall be determined by assigning accounts as equally as possible in accordance with the foregoing proportions to DCS and Bank based on volume, profits, time on file, geographical distribution, and SIC code. Notwithstanding the foregoing, however, in assigning specific account ownership, the Bank shall be entitled to ownership of merchant accounts located in the Bank’s delineated market, as determined by the Bank’s Community Reinvestment Act (CRA) delineated market. In the event of a termination or non-renewal of this Agreement, the Bank shall be entitled to purchase DCS’s merchant accounts (including those accounts generated by the Bank as ISO pursuant to Paragraph 8) at fair market value. Fair market value shall be determined by taking the average of bids secured from three companies in the business of acquiring and/or processing merchant portfolios, one such company to be selected by DCS in its sole discretion, one selected by the Bank in its sole discretion, and the third to be mutually acceptable to DCS and the Bank.

6. Sale of Accounts to Third Party. Neither the Bank nor DCS may sell, transfer or assign any of its merchant accounts to a third party at any time during the term of this Agreement without the written consent of the other party and unless such selling party has first provided the other party with (i) written notice of the proposed sale, including the price at which such sale will occur (the “Sale Notice”), and (ii) an opportunity to buy said accounts at a price equal to or greater than the price offered in writing by the third party. The other party may elect to purchase the accounts by giving written notice to the selling party within ten (10) days of receipt of the Sale Notice. In the event that the other party elects to purchase the merchant accounts, such purchase must be closed within forty-five (45) days of receipt of the Sale Notice. In the event that the other party elects not to buy the merchant accounts, the selling party may sell such accounts upon the terms and conditions provided by the third party offer. In the event that the Bank sells, transfers or assigns its merchant accounts as provided herein, the Bank agrees to continue to service DCS’s merchant accounts until such time as DCS sells or transfers said accounts.

In the event of a sale, transfer or assignment under this paragraph, by either party, the other party shall be entitled to its merchant accounts as provided in Paragraph 5 of this Agreement.

7. Sale of Accounts to Bank. Notwithstanding the provisions of Paragraph 6, DCS shall have the option, upon one hundred and twenty (120) days prior written notice to Bank, to sell to Bank merchant accounts having a fair market value of up to $1,000,000. Fair market value shall be determined in the manner provided in Paragraph 5 of this Agreement. In the event that DCS exercises its option to sell the Bank merchant accounts as provided herein, DCS agrees that, at the Bank’s option, it will continue to perform for the Bank the services provided for hereunder at a competitive rate.

8. Ability of Bank to Act as ISO. During the term of this Agreement, the Bank may develop and operate its own ISO, subject to the following: (i) the Bank must give DCS 120 days prior written notice of the Bank’s intent to act as ISO; (ii) the terms offered by the Bank as ISO will be no more favorable than those offered by DCS; (iii) the Bank will not solicit any existing sales agent of DCS or any sales agent who has been employed by DCS within six (6) months of the date of employment by the Bank; and (iv) the Bank will be entitled to 60% and DCS will be entitled to 40% of the Transaction Fees and application fees generated on all merchant accounts generated by the Bank as ISO, after giving effect to the Deductions, which shall be allocated 60% to the Bank and 40% to DCS.

The Bank will own 60% and DCS will own 40% of the merchant accounts generated by the Bank as ISO pursuant to this Paragraph 8. Specific account ownership shall be determined in accordance with Paragraph 5 of this Agreement.

A reconcilement of the compensation due Bank and DCS under this Agreement, containing, at a minimum, the information set forth at Attachment C and computed in accordance with the illustration set forth at Attachment C, will be made each month by DCS, and sent to Bank and Bank agrees to pay said amount due DCS upon receipt but in no event later than ten (10) days from receipt.

9. Termination. Notwithstanding any contrary provision contained herein (except for the provisions of Paragraph 20), Bank may terminate this Agreement upon sixty (60) days written notice to DCS, if DCS defaults in the performance of any obligation hereunder and fails to cure such default within thirty (30) days after written notice thereof from Bank, or in the case of any default which cannot reasonably be cured within said thirty (30) day period, fails to commence curative action within said period and thereafter to pursue such curative action diligently until completed. In the event of a termination under this paragraph, DCS shall be entitled to its merchant accounts as provided in Paragraph 5 of this Agreement.

Notwithstanding any contrary provision contained herein (except for the provisions of Paragraph 20), DCS may terminate this Agreement upon sixty (60) days written notice to the Bank, if the Bank defaults in the performance of any obligation hereunder and fails to cure such default within thirty (30) days after written notice thereof from DCS, or in the case of any default which cannot reasonably be cured within said thirty (30) day period, fails to commence curative action within said period and thereafter to pursue such curative action diligently until completed. In the event of a termination under this paragraph, the Bank shall be entitled to its merchant accounts as provided in Paragraph 5 of this Agreement.

10. Maintenance of Account. During the term of this Agreement, DCS will maintain at the Bank an interest bearing account with a balance at least equal to ten basis points of the average gross monthly merchant sales volume for the prior three months (the “DCS Account”). To the extent that there is a net loss in any month during the term of this Agreement as calculated in accordance with Attachments B and C of this Agreement 60% of the losses calculated pursuant to Attachment B and 40% of the losses calculated pursuant to Attachment C shall be charged against the DCS Account.

11. Processor. All pricing under this Agreement is dependent upon the Bank utilizing First Data Resources (“FDR”) as its third party processor. DCS reserves the right to adjust the pricing of this Agreement in the event of a change by Bank in processor. The Bank may change processors hereunder only with the consent of DCS, which consent shall not be unreasonably withheld.

12. Merchant Fees. The fees charged to merchants processed under this Agreement shall be mutually agreed upon by Bank and DCS from time to time. No changes in said fees shall be made without the consent of both parties.

13. Confidentiality. Each party shall maintain in confidence, and not use or disclose to any non-party to this Agreement, either during the term of this Agreement or thereafter, any confidential or proprietary information of the other parry. Confidential information is information which relates to a party’s research, development, trade secrets, credit criteria or business affairs of it or any of its customers or affiliates, but does not include information in the public domain, and does not include disclosure of such information to parties already in possession of such information. The provisions of this paragraph shall survive any termination of this Agreement.

14. Credit Reporting Agency. Bank authorizes DCS to obtain information froth credit reporting agencies for the purpose of evaluating merchant credit worthiness under Bank’s subscriber number or other identification number identifying, Bank as the user of the information.

15. Inspection. Information and records concerning Bank or a customer of Bank and in the possession of DCS shall be available for inspection and audit by representatives or agents of Bank and by applicable regulatory agencies by presentation of written authorization of Bank upon reasonable notice and during normal business hours.

Information and records concerning Bank or a customer of Bank to which services have been provided by DCS pursuant to this Agreement and which are in the possession of the Bank shall be available for inspection and audit by DCS or representatives of DCS upon reasonable notice and during normal business hours.

16. Limitation of Damages and Hold Harmless. In no event shall either party be liable for special, indirect or consequential damages arising hereunder. Neither party shall be responsible for delays or failure in performance resulting from acts beyond the control of such party. In no event shall either party’s liability under this paragraph exceed the total merchant services fees received by the respective party hereunder in the twelve months immediately preceding the gross negligence or willful misconduct which created said liability.

Bank will indemnify and hold DCS harmless from any claim, action, or judgments, including reasonable attorneys fees, associated with the services provided by DCS pursuant to this Agreement unless such claim, action or judgment is as a result of gross negligence or willful misconduct of DCS. Similarly, DCS will indemnify and hold the Bank harmless from any claim, action, or judgments, including reasonable attorneys fees, associated with the services provided by the Bank pursuant to this Agreement unless such claim, action or judgment is a result of gross negligence or willful misconduct of the Bank.

17. Compliance. Bank shall be responsible for establishing and/or approving the merchant credit policy (“Credit Policy”) to be used by DCS in connection with the services to be provided hereunder by DCS in compliance with all laws, rules and regulations applicable to all aspects of the operations of its VISA and/or MasterCard programs, including, without limitation, usury laws, the Truth-in-Lending, Fair Credit Billing, Fair Credit Reporting, Equal Credit Opportunity, and Electronic Funds Transfer Acts, and all rules and regulations promulgated hereunder, and all state laws and regulations.

Bank agrees to indemnify and hold DCS harmless from and against all liabilities, claims, damages, losses or expenses, including reasonable attorney’s fees, which arise out of, in connection with, or as a result of the services provided by DCS in accordance with the Credit Policy. Similarly, DCS agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, damages, losses or expenses, including reasonable attorney’s fees, which arise out of, in connection with, or as a result of the services provided by DCS which were not in accordance with the Credit Policy.

18. Ownership/Disposal of Records. The Bank and DCS jointly own and have ownership rights to the information, data and records pertaining to the merchant accounts.

Information and records concerning the merchant accounts and in the possession of DCS shall be available for inspection and audit by representatives and agents of Bank and by applicable regulatory agencies by presentation of written authorization of Bank, upon reasonable notice and during normal business hours. All out-of-pocket costs associated with the preparation of reports associated with these inspections and audits will be paid by Bank.

19. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

20. Arbitration. The parties agree that any dispute arising under this Agreement shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association in Houston, Texas and in accordance with the corresponding laws concerning arbitration under Texas law, and judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. Without limiting the foregoing, any party submitting such dispute shall request the American Arbitration Association to;

(a) Appoint a single arbitrator who (i) is an attorney licensed to practice law within the State of Texas and for not less than ten (10) years; (ii) is knowledgeable in the field of industry relating to the subject matter of this Agreement; and (iii) who will follow substantive rules of law;

(b) Require all testimony to be transcribed; and

(c) Require any award or decision to be accompanied by findings of fact and a statement of reasons for such award or decision.

21. Entire Agreement. This Agreement represents and comprises the entire Agreement between DCS and Bank with respect to the subject matter hereof. Each party acknowledges that any representations, inducements, promises or agreements, oral or otherwise, which are made by any party and not embodied herein shall not be valid or binding. This Agreement supersedes all negotiations, conversations, discussions, correspondence, memoranda, and agreements between Bank and DCS covering such subject matter.

22. Modifications. This Agreement may not be changed, modified or altered except by written consent of both parties, which shall not be unreasonably withheld.

23. Assignment. This Agreement may not be assigned except by written consent of both parties, which consent shall not be unreasonably withheld.

24. Notice of Sale. In the event that either Bank or DCS enters into a letter of intent or other written agreement to sell all or substantially all of its assets or stock to a third party, such party agrees to promptly give the other party notice of such potential sale.

25. Notices. All written notices, requests or other communications under this Agreement shall be delivered in person, by national delivery service, by telecopy or sent by certified mail return receipt requested, and shall be deemed sufficiently delivered if sent to the parties as set forth below, or to such other address as may hereafter be specified by notice in writing.

If To DCS:

Delta Card Services, Inc.

E. Michael Gatewood, Chairman

16211 Park 10 Place

Houston, TX 77084

If To Bank:

Woodforest National Bank

Robert Marling, CEO

80 Uvalde

Houston, Texas 77015

All such notices, requests and other communications shall be deemed to have been sufficiently delivered for purposes hereunder on the earlier of actual receipt or three days after the date of mailing. In the event the date by which any notice must be given under this Agreement falls upon Saturday, Sunday or a holiday, such notice shall be deemed given on the first business day thereafter.

26. Waiver. No waiver shall be deemed to have been made by any party hereto of any rights hereunder unless such waiver is in writing and signed by the party making the waiver, and then such waiver shall be effected only with respect to the specific instance involved and shall in no way impair or affect any of the rights of any such party in any other respect or at any other time.

27. Severability. If any term of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall be valid and shall be enforced to the fullest extent of the law.

28. Effective Acceptance. This Agreement shall become effective upon execution by an authorized officer of Bank and by an authorized officer of DCS.

29. Heirs and Assigns - Survival of Rights and Obligations. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and assigns. Except as otherwise provided herein, the parties acknowledge and agree that the sale, seizure, or other transfer by Bank of its rights or interests in any credit card portfolio or other group of credit accounts for which DCS provides services under this Agreement, whether such sale, seizure, or other transfer is made in whole or in part, and for whatever reason, shall not terminate or change the rights and obligations of the parties under this Agreement.

30. Authority. Each party has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of each party has been properly authorized and empowered to enter into this Agreement and to bind the party on behalf of which he signs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove stated.

DELTA CARD SERVICES, INC. HOUSTON, TEXAS		WOODFOREST NATIONAL BANK HOUSTON, TEXAS

By:	/s/ E. Michael Gatewood	By:	/s/ Gerald D. Cobb
Title:	Chairman	Title:	Chairman of the Board

By:	/s/ Randall Wilson	By:	/s/ Robert E. Marling, Jr.
Title:	Secretary/Treasurer	Title:	Chief Executive Officer

ATTACHMENT A

SCHEDULE OF MERCHANT SERVICES

This Schedule provides a description of merchant services to be provided by Delta Card Services.

A.	Merchant Services:

•	Telephone Customer Service - includes toll free telephone service (800) for in-bound merchant calls, Monday - Friday (except for holidays) from 8:00 AM - 6:00 PM, CST.

•	Mail Customer Service - includes handling and resolution of written inquiries, notices, retrieval requests, non-monetary changes and disputes.

•	Merchant Monitoring - daily review of merchant activity to detect, research, and prevent unauthorized or fraudulent activity.

•	Client Servicing - includes assistance directly to Bank in response to questions, inquiries, problems or special requests.

•	Account Maintenance - includes data entry of new account information, non-monetary changes and monetary adjustments.

•	Merchant Chargeback Processing - includes the receipt, review and processing of cardholder chargebacks.

•	Exception Item Handling - research and resolution of exception items and unposted maintenance transactions entered at the service center.

•	Service Center Management - includes management personnel with the ability and experience to administer service center functions according to the standards set forth in Bank Card Service Agreement.

•	Settlement/Reconciliation Accounting - includes preparation, transmittal and accounting for settlement based on Processor’s reporting and custom reporting developed by service center.

B.	On-Line Application Processing:

•	Review for completeness and input of merchant applications to processor system.

•	Storage of documentation.

C.	Audit/Review:

•	Audit processor statements of charges for accuracy.

•	Audit Visa/MasterCard quarterly assessment charges for accuracy.

•	Review merchant accounts for profitability and report exceptions to Bank.

ATTACHMENT B

MONTHLY SETTLEMENT

WOODFOREST NATIONAL BANK / DELTA CARD SERVICES

Income (Transaction Fees):

Discount Fees/Transaction Fees

Statement Fees

Keyed Fee Surcharge

Minimum Discount Fees

Total Income

Expenses (Deductions):

Interchange Fees (MasterCard and Visa)

Actual Losses

Woodforest - Accruals

1. MasterCard Assessments

2. Visa Assessments

ISO/MSP Payments (Residuals)

FDR Charges

Other Third Party Expenses

Net income (Loss) before Application Fees

ILLUSTRATION OF DISTRIBUTION OF NET INCOME (LOSS)

BEFORE APPLICATION FEES

Monthly Sales Volume	$15,000,000
Less: 50/50 Sales Volume	5,000,000
Less: 70/30 Sales Volume	5,000,000

Equals: 60/40 Sales Volume	5,000,000

VOLUME	DCS VOLUME	BANK VOLUME
50/50 Sales Volume ($5,000,000)	$2,500,000	$2,500,000
70/30 Sales Volume ($5,000,000)	3,500,000	1,500,000
60/40 Sales Volume ($5,000,000)	3,000,000	2,000,000

Total Amount of Sales Volume	$9,000,000	$6,000,000
Percentage of Net Income (Loss)	60%	40%

DISTRIBUTION OF APPLICATION FEES

Bank: 40% of Application Fees

DCS: 60% of Application Fees

ATTACHMENT C

MONTHLY SETTLEMENT

WOODFOREST NATIONAL BANK / DELTA CARD SERVICES

Income:

Discount Fees/Transaction Fees

Statement Fees

Keyed Fee Surcharge

Minimum Discount Fees

Application Fees

Total Income

Expenses (Deductions):

Interchange Fees (MasterCard and Visa)

Actual Losses

Woodforest - Accruals

1. MasterCard Assessments

2. Visa Assessments

ISO/MSP Payments (Residuals)

FDR Charges

Other Third Party Expenses

Net income (Loss)

DISTRIBUTION OF NET INCOME (LOSS)

Bank: 60% of Net Income (Loss)

DCS: 40% of Net Income (Loss)

ADDENDUM TO BANK CARD SERVICE AGREEMENT

Between Delta Card Services, Inc.

and Woodforest National Bank

THIS ADDENDUM TO BANK CARD SERVICE AGREEMENT (this “Addendum”) is made and entered into effective as of April 8, 1998, by and between WOODFOREST NATIONAL BANK, a national banking association (the “Bank”) and DELTA CARD SERVICES, a Texas corporation (“DCS”).

WHEREAS, Bank and DCS are parties to that certain Bank Card Service Agreement dated January 1, 1996 (the “Agreement”) according to which DCS provides the Bank certain services incidental to the Bank’s provision of MasterCard and VISA processing services to retail merchants, and

WHEREAS, pursuant to Section 3 of the Agreement, Bank has the right of first refusal on merchant accounts generated by DCS in its capacity as Independent Sales Organization (“ISO”) subject to the certain exclusions, and

WHEREAS, Bank and DCS desire to also provide the Bank right of first refusal on these excluded accounts, under the terms and conditions of the Agreement, provided however, that Sections 3, 4, 5, 6 and 12 of the Agreement are specifically modified by this Addendum solely for said accounts;

NOW, THEREFORE, in consideration of the provisions and covenants contained herein, the parties agree to the specific modification of the sections (section numbers correspond to the Agreement sections being modified) as follows:

3. Accounts Generated by DCS. During the term of the Agreement, Bank shall have a right of first refusal on the accounts covered by this Addendum which are those accounts previously excluded in Section 3 of the Agreement. Those accounts include: (a) ten percent (10%) of all merchants with $20,000 or less in monthly volume, after satisfying a 200 merchant minimum; (b) all merchants with monthly volume greater than $20,000; and (c) accounts generated under contract with Bridgeview Bank & Trust and Voxcom.

4. Compensation. DCS will retain any and all discount, transaction, service, statement, club, chargeback and other fees that may be generated from time to time by the accounts processed under, and covered by, this Addendum. DCS will pay all expenses, including but not limited to (i) actual operating losses, (a) accruals for MasterCard and VISA assessments, (iii) agreed upon third expenses, including but not limited to billings from First Data Resources, forms printing (applications, notices, etc.), merchant supplies not billed to the merchant, and Verifone costs; and (iv) ISO/MSP payments such as residuals. Bank will be entitled to two cents ($0.02) per retail transaction processed by the accounts covered by this Addendum.

ADDENDUM TO BANK CARD SERVICE AGREEMENT

Between Delta Card Services, Inc.

and Woodforest National Bank

5. Ownership of Accounts. DCS owns one hundred percent (100%) of the merchant accounts processed under, and covered by, this Addendum.

6. Sale of Accounts to Third Party. DCS may not sell, transfer or assign any of its merchant accounts covered by this Addendum to a third party at any time during the term of the Agreement without first providing Bank with (i) written notice of the proposed sale, including the price at which such sale will occur (the “Sale Notice”), and (ii) an opportunity to buy said accounts at a price equal to or greater than the price offered in writing by the third party. The Bank may elect to purchase the accounts by giving written notice to DCS within ten (10) days of receipt of the Sale Notice. In the event the Bank elects to purchase the merchant accounts, such purchase must be closed within forty-five (45) days of receipt of the Sale Notice. In the event the Bank elects not to buy the merchant accounts, DCS may sell such accounts upon the terms and conditions provided the third party offer.

12. Merchant Fees. The fees charged to merchants processed under, and covered by, this Addendum shall be set by DCS in its sole discretion.

13. Conflict of Terms. All other terms and conditions of the Agreement shall apply with respect to the accounts covered by this Addendum to the extent that such terms do not conflict with the terms of this Addendum or any other amendment or modification of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first hereinabove stated.

DELTA CARD SERVICES, INC. HOUSTON, TEXAS		WOODFOREST NATIONAL BANK HOUSTON, TEXAS

By:	/s/ E. Michael Gatewood	By:	/s/ Robert E. Marling, Jr.
Title:	Chairman	Title:	Chief Executive Officer